Verizon New England Inc.

EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-63884) of Verizon New England Inc. of our report dated January 29, 2003, with respect to the financial statements and the financial statement schedule of Verizon New England Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/  Ernst & Young LLP

New York, New York

March 14, 2003